EXHIBIT 10.1
                                                                    ------------

                         CONTRACT FOR PURCHASE AND SALE
                         ------------------------------

           THIS CONTRACT FOR PURCHASE AND SALE ("Contract") is made this 26th day of June, 2002, by and between:

Seller:  Solitron Devices, Inc., a Delaware corporation
Buyer:   Port Salerno Industrial Park, LLC, a Florida limited liability company.

The Effective Date shall be the latest date that the contract is executed by both parties.

           WITNESSETH

           WHEREAS, the Seller is the owner in fee simple of certain land described below and on the survey attached as Exhibit "A" located in Martin County Florida ("Subject Property"), and

           WHEREAS, the Seller is desirous of selling the Subject Property to the Buyer, and the Buyer is desirous of purchasing the Subject Property from the Seller,

           NOW THEREFORE, for and in consideration of TEN ($10.00) DOLLARS and the mutual covenants described herein, the receipt and sufficiency of which consideration the parties hereto acknowledge, Buyer and Seller hereby agree that the Seller shall sell, subject to Seller obtaining its board's approval of the sale within seven (7) days from the Effective Date, and Buyer shall buy the Subject Property described below on the terms and conditions set forth in the Contract.

           1.        SUBJECT PROPERTY.

                     A. SUBJECT PROPERTY: The Subject Property shall mean and include all of the Seller's right, title, and interest in and to all that certain real property ("Subject Property") in its present condition, being sold and conveyed under the terms hereof, which is described as follows:

                     See attached Exhibit A.

                     B. ADDITIONAL INTERESTS: Seller shall also transfer to Buyer all their right, title, and interest, if any, in and to the following:

                               (i) Alleys. Strips and Gores. All rights, title
and interest of the Seller, if any, in and to all alleys, strips, or gores of land, if any, lying within or adjacent to the Subject Property.

                               (ii) Leases. Permits. and Appurtenances. All
rights, title and interest of Seller, if any, in and to any leases, permits, rights-of-way, rights of ingress or egress, or other interests in, on, or to any land, highway, street, road or avenue, open or proposed, which abut or adjoin the Subject Property. All the appurtenances and improvements thereunto belonging or appertaining to the Subject Property which Seller has the legal right to convey.

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                               (iii)  Minerals. All rights, title and interest
of Seller, if any, in and to all oil, gas and other minerals in, on or under, and that May be produced from the Subject Property, if any.

                               (iv) Reversionary Rights. All rights, title and
interest of Seller in and to any reversionary rights, if any, attributable to the Subject Property or said appurtenances.

                               (v) Sewer and Water. All rights, title and
interest of Seller in and to all sewage treatment capacity, if any, and water capacity to serve the Subject Property.

           2.        DEPOSIT.

                     A. AMOUNT AND PAYMENT: The deposit required under this Contract shall be the sum of Forty Thousand Dollars ($40,000.00), one half of which shall be paid in escrow two days after the Effective Date and the second half of which shall be paid upon the expiration of the Inspection Period. All monies deposited under this Contract shall be referred to as the "Deposit."

                     B. ESCROW AGENT: The Buyer and Seller agree that the deposit shall be paid to Leslie R. Evans & Associates, P.A.. Trust Account ("Escrow Agent") who shall be instructed to deposit the funds in an interest bearing escrow account with an insured banking or savings and loan institution doing business in the State of Florida.

                     C. DISBURSEMENT: Upon the expiration of the Inspection Period and Buyer not having canceled the Contract pursuant to paragraph 4 A., Escrow Agent shall release to a separate escrow account, for the benefit of Seller, $5,000.00 per month from the Deposit, as Buyer and Seller's agreed-upon consideration to Seller for taking the Property off of the market and to help defray the carry costs of the Property ("Non-Refundable Escrow"). The Non-Refundable Escrow shall be applied to the Purchase Price if Buyer purchases the Property. If, however, Buyer defaults or fails to purchase the Property (except as expressly set forth herein), such Non-Refundable Escrow shall remain non-refundable to Buyer and shall be transferred to the escrow entitled Port Salerno Escrow Account currently held by the law firm of Gilbride, Heller & Brown, P.A. for the benefit of the cleanup fund for the Property ("Port Salerno Account"). The first $5,000.00 installment shall be released ninety days from the Effective Date and every thirty days thereafter until the Deposit has been fully released or the Closing has occurred. All monies released hereunder shall be credited to Buyer at Closing, against the Purchase Price, but shall be non-refundable unless Seller is in material, adverse (and uncured as of the Closing Date beyond all applicable grace or cure periods) breach of the Contract, in which case all monies released shall be reimbursed by Seller to Buyer.

           3.        PURCHASE PRICE AND MANNER OF PAYMENT

                     A. PURCHASE PRICE: The Buyer and Seller agree that the Purchase Price for the Subject Property shall be Eight Hundred Thousand Dollars ($800,000.00).

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                     B. MANNER OF PAYMENT : At the time of closing, in addition to the Deposit, which shall be paid to Seller by the Escrow Agent as set forth above, the Buyer shall pay to the Seller, in the form of immediately available funds by wire transfer to an account designated by Seller prior to Closing or by cashier's check drawn on a bank or savings and loan acceptable to Seller, an amount equal to Seller's Obligations as defined in paragraph 18 below ("Payment to Seller"). The net balance between the Payment to Seller as hereinabove provided and the total Purchase Price (hereinafter called the "Remainder Payment") shall be paid by Buyer directly to the United States Environmental Protection Agency (EPA), pursuant to a Prospective Purchaser Agreement (PPA) as hereinafter provided for in Paragraph 4.E, to reduce the financial liability of Seller to EPA, or, at Buyer's discretion, some portion of the Remainder Payment may be placed in escrow for soil removal as described in subparagraph C. below. Buyer acknowledges that an amendment to that certain Consent Final Judgment dated October 21, 1993, in State of Florida Department of Environmental Protection ("FDEP") v. Solitron Devices, Inc., Case No. 91-1232 CA (Martin County Circuit Court), may be required to effect transfer of the Remainder Payment to EPA. Prior to the Closing Date, Seller shall use its best efforts to obtain FDEP's consent, either by amendment to the Consent Final Judgment or through a separate signed waiver letter, to Buyer's payment to EPA pursuant to PPA, or, at Buyer's election as provided in paragraph 3.C. below, into escrow for the soil removal. In the event FDEP determines that such an amendment is necessary and is not entered by the Closing Date, the Remainder Payment shall be paid into the Port Salerno Account, if permitted by EPA in the PPA.

                     C. ESCROW FOR SOIL REMOVAL: At Closing, if Buyer shall obtain from EPA, at Buyer's sole cost and discretion, EPA written approval of all of the following, during the Inspection Period, and subject to Seller obtaining from FDEP the amendment or waiver letter described in paragraph 3.B. above, there shall be withheld from the Remainder Payment, and held in escrow mutually established with EPA, an amount not to exceed the Remainder Payment to be held in escrow (hereinafter the "Soil Escrow Payment") toward the cost to pay for some or all of the excavation and off site disposal of soil as described in the Record of Decision Declaration by the EPA dated November 1, 2000 ("ROD"), the applicable portion of which is attached hereto as Exhibit B. In exchange therefor, it is Seller's understanding (and Buyer shall obtain EPA's written agreement to same during the Inspection Period) that EPA shall fully credit any such escrowed amount against the Remainder Payment. In no event shall Seller be obligated to escrow for soil removal except if Buyer obtains EPA's written agreement to same, or to contribute or escrow more than its net proceeds to accomplish all of the foregoing and Buyer agrees to same. Buyer and EPA may agree that the amount to be held in escrow at closing shall be no more than the Remainder Payment which shall be disbursed to the contractor hired by the Buyer to remove and dispose of the soil. If the Remainder Payment is not adequate to pay the cost of the soil removal, Buyer shall have the option, but not the obligation, to fund into the soil removal escrow such additional amounts necessary to accomplish any shortfall in the soil removal escrow between the Soil Escrow Payment and the agreed amount between the Buyer and the EPA. Seller and EPA must approve the contractor and contract for the soil removal and disposal. Nothing herein shall obligate Buyer to remove any contaminated soil as described in the ROD or to pursue EPA approval to hold sale proceeds in escrow for the soil removal.

           4.        INSPECTION; EPA APPROVAL.

                     A. INSPECTION PERIOD: For ninety days commencing upon the Effective Date, Buyer and its representatives shall have the right to inspect the Subject Property and to evaluate reports prepared at Buyer's expense, regarding drainage, utilities, zoning, environmental matters, soil conditions, subsurface investigations, survey matters, traffic conditions, architectural studies and designs, marketing studies, and such other reports and studies as Buyer deems necessary in order for Buyer to determine if the Subject Property meets Buyer's needs, including

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Buyer obtaining from the EPA and the United States Department of Justice
("DOJ"), a PPA acceptable to Buyer's counsel and the appraisal required by EPA ("Inspection Period"). Seller agrees to use reasonable efforts, short of incurring expense, to assist Buyer in obtaining information regarding the Subject Property. If FDEP determines that an amendment to the Consent Final Judgment referenced in paragraph 3.B. above is necessary and such amendment is not entered into by the end of the Inspection Period, or Buyer has not secured pursuant to paragraph 4 E., the EPA's consent to pay the Remainder Payment into the Port Salerno Escrow Account, Buyer at its sole discretion may terminate this Contract and receive return of the Deposit. If Buyer fails to terminate this Contract by the end of the ninety days, Buyer agrees to take title to the Property "AS IS, WHERE IS" condition, without representation or warranty of Seller surviving the Closing.

                     B. INSPECTION ACCESS : Seller agrees to provide complete access to the Subject Property for Buyer and its representatives during the Inspection Period. All inspections are to be undertaken at the sole cost, risk, and expense of Buyer. Buyer agrees to provide reasonable notice to Seller and EPA in advance of all inspections, testings, and examinations to be conducted on the Subject Property and to provide Seller with copies of all reports, tests, studies, zoning reports and filings, and all other work product pertaining to the inspections should Buyer elect not to proceed with the transaction. Buyer shall require its consultants to provide proof of liability insurance, or certificates of insurance and name Seller as insured (except with respect to errors and omissions and workers' compensation liability insurance), prior to conducting any inspections. Buyer shall defend, indemnify, and hold Seller harmless from any and all claims, demands and damages arising out of and resulting from this access to the Subject Property, including, without limitation, any claims for construction liens asserted under authority of Chapter 713, Florida Statutes, except for such claims, demands, or damages caused by Seller or their agents or arising from pre-existing latent defects or conditions in the Subject Property. Should any such claims arise, Buyer shall not be entitled to a release of the Deposits until such claims are resolved. Prior to the closing, if any notice to owner or claim of lien is filed by any of Buyer's contractors, subcontractors, professionals, laborers, or materialmen, Buyer shall promptly obtain a release of lien from the claimant or lienor, or, alternatively, where appropriate, Buyer may transfer such a lien to a cash bond pursuant to the requirements of Chapter 713, Florida Statutes. Prior to closing, Buyer agrees that all contracts or agreements regarding the Subject Property with any and all of Buyer's contractors, subcontractors, professionals, laborers, and materialmen shall contain language substantially similar to the following: "Buyer hereby represents that it is the Contract Purchaser and not the owner of the Subject Property. The Buyer shall be responsible for all payments due under this agreement, and the interest of the owner of the Subject Property shall not be subject to liens for improvements, services, materials or labor made by or on behalf of the Buyer." These obligations shall survive termination or expiration of this Contract. Buyer agrees that it will restore any material damage to the Subject Property substantially to the condition existing prior to Buyer's entry.

                     C. DISCLOSURE OF INFORMATION AND RELEASE: Buyer acknowledges that Seller has fully disclosed to Buyer the type and extent of Hazardous Material contamination affecting the Property, that the Subject Property is a Superfund Site, and that, as of June of 2002, the Robert Morgade Library, 5851 SE Community Drive, Martin County Library System, Stuart, Florida, was the repository of the administrative record for the Superfund Site, which includes environmental reports describing the nature of the environmental impacts EPA contends are present at the Subject Property ("Property Contamination"). If Buyer timely elects to proceed to purchase the Subject Property, Buyer, on behalf of itself and its heirs, successors and assigns, hereby waives, releases, acquits and forever discharges Seller, its officers, directors, partners, shareholders, employees, agents, representatives and any other person acting on behalf of Seller, and the successor and assigns of any of the preceding, of and from any and all claims, actions, causes of action, demands, rights, damages, costs, expenses or compensation

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whatsoever, direct or indirect, known or unknown, foreseen or unforeseen, which
Buyer or any of its heirs, successors or assigns now has or which may arise in the future on account of or in any way related to or in connection with any past, present or future physical characteristic or condition of the Subject Property, including, without limitation, any Hazardous Materials in, at, on, under or related to the Subject Property, or any violation or potential violation of any Governmental Requirement applicable thereto. This release shall survive the Closing. At Closing, Buyer shall execute a Hazardous Materials Release in recordable form containing substantially the same language set forth in this paragraph. The Hazardous Materials Release May be recorded with the Deed after Closing, at Seller's sole discretion.

                     D. CANCELLATION NOTICE: Within 90 days from the Effective Date, Buyer may cancel this contract if, in Buyer's sole discretion and for any reason, it determines that the Subject Property is not suitable for its intended use. Buyer shall give written notice of cancellation ("cancellation notice") to Seller, and Escrow Agent, it being understood that Buyer's failure to deliver the cancellation notice prior to the end of the Inspection Period shall be deemed to constitute: (i) a waiver of Buyer's right to cancel this Contract under this paragraph 4 and (ii) an affirmative election by Buyer to close on this Contract, subject to the other contingencies set forth in the Contract. If Buyer delivers the cancellation notice to Seller and Escrow Agent prior to the end of the Inspection Period, the Seller shall promptly acknowledge in writing the receipt of the cancellation notice. A copy of such acknowledgment shall be sent to the Escrow Agent who shall promptly return thereafter the Deposit to Buyer. If Seller fails to acknowledge receipt of the cancellation notice within seven (7) days of delivery to Seller, the parties agree that the Escrow Agent is instructed to return the Deposit along with the accrued interest to the Buyer notwithstanding the failure of Escrow Agent to receive the Seller' acknowledgment of the cancellation notice. Upon receipt of the Deposit by Buyer, the parties agree that this Contract shall terminate and be of no further force or effect except for Buyer's liability to indemnify and hold Seller harmless under paragraph 4B. and the obligation to provide work product under paragraph 4.

                     E. PROSPECTIVE PURCHASER AGREEMENT: During the Inspection Period, Buyer shall have negotiated a final Prospective Purchaser Agreement ("PPA") with EPA and DOJ in a form acceptable to Buyer's counsel and which will become effective prior to the Closing Date. At Buyer's request Seller shall cooperate with Buyer in connection with Buyer's negotiation with the EPA to obtain the PPA; provided, however, the Seller's obligation to Buyer under this Purchase Agreement shall not require Seller to expend funds in excess of $1,000.00 (including, but not limited to, Seller's legal fees and costs, but not including the time of Seller's employees). The PPA shall provide that, in consideration of the receipt by EPA of the Remainder Payment to reduce the financial liabilities of Seller to EPA or the payment of the Remainder Payment into the Port Salerno Account in the event that FDEP determines that an amendment to the Consent Final Judgment referenced in paragraph 3.B above is required and the amended judgment is not entered into by the Closing date, any and all EPA liens on the Subject Property shall be released of public record. Buyer agrees to contact EPA within fifteen (15) days from the Effective Date to begin diligent negotiations with EPA and DOJ on the PPA. Seller shall have the right to be part of all negotiations with EPA and DOJ, and in any event, Buyer shall copy Seller on all correspondence with EPA and DOJ regarding the Subject Property and shall give Seller periodic written updates of its diligent efforts in such negotiations.

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                     F. EPA ACCEPTANCE OF CONTRACT: Buyer shall, at its sole
cost and expense, obtain an appraisal of the Subject Property, using an appraisal firm acceptable to the EPA and provide the appraisal to EPA in a timely fashion to initiate EPA's review of the Purchase Price and this Contract. Buyer acknowledges that Seller contacted the EPA to seek its review and comments on this Contract and that the Parties have revised this Purchase Agreement to accommodate those comments expressed by EPA and the Parties believe that any remaining comments can be addressed in the PPA to be negotiated between Buyer and EPA. If the appraisal results in a value such that the EPA requires Buyer to pay a premium over the Purchase Price, based upon the appraised value (but in no event shall Seller be obligated to pay any additional amounts, or to accept a lower Purchase Price), Buyer shall have until the end of the Inspection Period to negotiate a new, higher purchase price with the EPA, or Buyer can elect to terminate the Contract and receive a return of its Deposit, and thereafter the parties shall have no obligation to each other, except as provided in paragraph 4.B herein.

           5.        TIME FOR ACCEPTANCE AND EFFECTIVE DATE.

           If this offer is not accepted by both of the parties hereto on or before 5:00 p.m. June 27th 2002, this offer shall be null and void.

           6.        CLOSING DATE AND PLACE OF CLOSING.

           The closing of this Contract shall be held at 10:00 a.m. on the 30th day after the date on which the Buyer has satisfied all contingencies, whichever date last occurs. Notwithstanding the previous sentence, in no event shall the Closing take place later than two hundred seventy (270) days after the Effective Date, unless the Contract has been extended in accordance with paragraph 8 ("Closing"). In any event, the Closing shall be no later than 330 days from the Effective Date. The Closing shall be held at the Seller's closing agent's offices unless otherwise mutually agreed by the parties.

           7.        TITLE EVIDENCE.

                     A. TITLE COMMITMENT: Within 30 days after the expiration of the Inspection Period, Seller shall deliver to Buyer a title commitment issued by a title insurance company reasonably acceptable to Buyer undertaking to insure title to the Subject Property, in the amount of the Purchase Price.

                     B. EXCEPTIONS TO TITLE: The Subject Property shall be sold, and good and marketable title thereto shall be conveyed, subject to those matters set forth on Exhibit B attached hereto and made a part hereof ("Permitted Exceptions"), which Permitted Exceptions shall not include any liens. If the Permitted Exceptions are not available when this Contract is executed, they shall be provided to Buyer within 30 days thereof, with hard copies of such exceptions. Buyer shall have until the expiration of the Inspection Period to accept the Permitted Exceptions or cancel the Contract and receive its Deposit.

                     C. TITLE INSURER: The title insurer shall issue to Buyer, upon recording of the special warranty deed (and discharge of all liens, obligations, and mortgages, if any, which are to be satisfied by Seller at or before the Closing) an owner's title insurance policy insuring title in the Buyer to the Subject Property subject only to the Permitted Exceptions, none of which shall be deemed to constitute a title defect hereunder.

                     D. TITLE EXAMINATION: Buyer shall have 10 business days from the date of receiving the title commitment to examine it. If title does not conform to the requirements of this Contract, Buyer shall within 10 days of receipt of the title commitment, notify Seller in writing specifying the defects. Except as provided herein, the parties understand and agree that no

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postponement, extensions, or modifications in the date of termination of the
Inspection Period shall be available to Buyer for title defects or any other reason or cause. If title is not good, marketable, and free of exceptions that would prevent Buyer from using the Property for its business, Seller shall have 120 days from receipt of notice within which to remove the defect(s) and Closing may be postponed accordingly. Seller shall use reasonable efforts to remove the defect; not to include the filing of a lawsuit to have the defect removed. If Seller is unsuccessful in removing such defects prior to Closing and notifies Buyer, in writing, of its unsuccessful efforts to remove said defects, Buyer shall have the option of either (1) accepting the title as it then is with no reduction in the Purchase Price, or (2) demanding a refund of the Deposit paid hereunder together with any interest which may have accrued on the Deposit, if any, which shall be promptly returned to the Buyer, after which time Buyer and Seller shall be released as to one another, of all further obligations under this Contract. Any such cancellation shall be treated in the same manner as the receipt of a cancellation notice described in Paragraph 4 above. If Buyer fails to make such election with the Inspection Period, or if Buyer shall fail to give timely notice to Seller of the defects in title within the time specified, then, Buyer shall be deemed to have agreed that Seller's title conforms to the requirements of this Contract. Seller agrees that if title does not conform to the requirements of this Contract, and Buyer gives timely notice of same, it will use reasonable effort, which will not include the bringing of necessary suits, to correct the defect(s) in title as provided hereinabove.

           8.        CONTINGENCIES.

           Buyer and Seller understand and agree that the Closing of this Contract is contingent upon the following:

                     A. SITE APPROVAL; UTILITIES:

                               (i) The Buyer, at Buyer's sole cost and expense,
obtaining site approval from the Martin County Commission to allow it to conduct its proposed use of the Property. If Buyer is unable to obtain the required site approval acceptable to Buyer within 270 days from the Effective Date, Buyer may extend the time period (upon prior written notice to Seller) to obtain site plan approval and close for up to two thirty (30) day periods, provided that: (a) Buyer documents its timely diligent efforts to obtain site plan approval to Seller's reasonable satisfaction, and (b) if not precluded by any requirement of EPA (in which case Seller shall have the right in its sole discretion to terminate this Contract, Buyer shall receive back its Deposit and neither party shall have any rights or obligations hereunder except as provided in paragraph 4.B. herein), Buyer treats as non-refundable (and same is held as the Non-Refundable Escrow in accordance with paragraph 2.C. herein) the sum of $5,000.00 for each 30 day extension which shall be non-refundable, unless Seller breaches the Contract, and which shall be applied to the Purchase Price.

                               (ii) Buyer shall, at Buyer's expense during the
Inspection Period, satisfy itself that there are sewer and water services and capacity sufficient to serve the proposed use, as required under paragraph 8A(i) above, shall be available at a boundary line of the Subject Property.

                     B. BUYER'S OBLIGATIONS RE: APPROVALS: Buyer shall diligently and in good faith pursue the required governmental and utility approvals (in Seller's name and with Seller's cooperation), all at Buyer's sole cost and expense, including any governmentally authorized impact fee, and shall provide Seller with copies of all documentation of its efforts. If off-site improvements are imposed by any governmental authority as a condition to approving Buyer's site plan, Buyer shall pay for those improvements.

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           If Buyer is unable to satisfy the conditions set forth in the above paragraphs A and B Buyer may (i) terminate the Contract and receive a return of its deposit, except for that portion of the Deposit which has been paid to Seller under paragraph 2 C. above, up until the time of Buyer's rightful termination hereunder, or (ii) waive the conditions and close.

           9         REPRESENTATIONS OF SELLER

           To induce Buyer to enter into this Contract, Seller makes the following representations to its actual knowledge, without any additional due inquiry or inspection, which representations shall merge with the deed at Closing and shall not survive the Closing:

                     A. AUTHORITY: The Seller owns legal and beneficial title to the Subject Property free and clear of all liens and encumbrances subject to and for the Permitted Exceptions. Seller has full legal power and right to enter into this Contract and to sell the Subject Property to Buyer. This Contract constitutes a legal, valid and binding obligation of the Seller, and is enforceable in accordance with its terms. The execution and delivery of this Contract and the consummation of the sale does not violate any agreement or instrument to which the Seller is a party or which encumbers the Subject Property; and does not violate any provision of law or any applicable judgment, order or decree of any court or governmental agency having jurisdiction over the Seller or the Subject Property.

                     B. VIOLATIONS: Except as stated herein, Seller knows of no violation of law, statute, ordinance or code of any federal, state, county, municipal or other governmental agency relating to the Subject Property. Seller has received no notice of any violation of law, statute, ordinance, or code of any federal, state, county, municipal or other governmental agency relating to the Subject Property, and the Seller has no reason to believe that any such notice may be received, other than those disclosed in the ROD and as set forth in paragraph 4 C. above.

                     C. LITIGATION: Except as stated herein, to the best of Seller's knowledge and belief, there are no pending or threatened, judicial, municipal or administrative proceedings against or affecting the Subject Property. Without limiting the generality of the foregoing, to the best of Seller's knowledge and belief, there are no eminent domain proceedings pending or threatened against the Subject Property, and there are no announced plans to condemn any part of the Subject Property.

                     D. LIENS; OBLIGATIONS: The Seller represents and warrants that no services, material, or work have been supplied to the Seller or to the Seller's contractors, subcontractors, or materialmen with respect to the Subject Property for which payment has not been made in full, or for which Seller has not made arrangements for payment. If, prior or subsequent to the Closing Date, any construction lien or other lien, charge, or order for the payment of money shall be filed against the Subject Property or against the Buyer based upon any act or omission, or alleged act or omission before or after the Closing Date, of the Seller, their agents, servants, or employees, or any contractor, subcontractor, or materialman connected with any construction and completion by the Seller of improvements at the Subject Property, or repairs made to the Subject Property by or on behalf of the Seller (whether or not such lien, charge, or order shall be valid or enforceable as such), within ten (10) days after notice to the Seller of the filing thereof, the Seller shall take such action, by bonding, deposit, payment or otherwise, as will remove or satisfy such lien of record against the Subject Property.

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                     E. HAZARDOUS WASTES: Except as disclosed to Buyer in the
ROD, the Subject Property, prior to and during Seller's ownership thereof, to Seller's actual knowledge, was not used for the handling, storage, transportation, or disposal of hazardous or toxic materials. Seller has no actual knowledge of the existence of any hazardous or toxic materials on the Subject Property other than as disclosed in the ROD and as set forth in paragraph 4.C. above or the existence of fuel storage tanks on the Subject Property or which have been removed from the Subject Property. Except with respect to the matters addressed in the ROD, Seller knows of no pending or threatened action, notice, claim or investigation under the Federal Comprehensive Environmental Response Compensation and Liability Act (CERCLA) relating to the Subject Property or under any other environmental law, statute, ordinance or code of any federal, state, county, municipal or other governmental agency relating to the Subject Property. Seller has received no written notice from any governmental entity of, nor does Seller have actual knowledge of the existence of, any violation of law, statute, ordinance, or code of any federal, state, county, municipal or other governmental agency concerning hazardous or toxic materials relating to the Subject Property, other than as disclosed to Buyer in the ROD and as set forth in paragraph 4.C. above.

                     F. ACCESS TO SUBJECT PROPERTY: Easements, Financial
Obligations: Seller has no knowledge of any Federal, State, County or municipal plans to change the road system in the vicinity of the Subject Property or to restrict or change access from any road to the Subject Property or of any pending or threatened condemnation of the Subject Property or any part thereof or of any plans for improvements which might result in a special assessment against the Subject Property except as stated herein.

                     G. UNRECORDED CLAIMS AND CLOUDS ON TITLE: Other than the Seller, there are no other parties in possession of the Subject Property other than existing tenants. The Seller has no knowledge of any rights or claims not shown in the public records by any party. The Seller has no knowledge of any easements or claims of easements not shown in the public records.

                     H. REMEDIES FOR MISREPRESENTATION: If prior to Closing, Buyer becomes aware that any of the representations set forth in this Paragraph are materially and adversely untrue, Buyer shall notify Seller in writing as soon as reasonably possible of any representations which Buyer discovers to be untrue. Seller shall be given a reasonable time to correct or cure such representations and the Closing shall be delayed until such time as the defect arising from the misrepresentation can be cured. If Seller fails to cure or correct such representations within a reasonable period of time, Buyer's sole remedy shall be the right to cancel this Contract by written notice to Seller and obtain from Seller reimbursement of all sums expended by Buyer regarding its inspection of this Subject Property, provided, however, that Buyer may elect to waive any such matters and close this Contract. If Buyer shall elect to cancel this Contract, then the parties agree that such a cancellation shall be treated in the same manner as a receipt of a cancellation notice described in Paragraph 4 above. Seller agrees that in the event any of the representations set forth in this paragraph are untrue, it will use commercially reasonable effort, which will not include the bringing of necessary suits, to correct and cure such representations and warranties. "Materially and adversely untrue" shall mean a representation that affects the quality of title or results in damages to Buyer which costs at least $500.00 to cure.

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

           10.       COVENANTS OF SELLER.

           Seller covenants and agrees that, prior to the Closing of the Subject Property, the Seller will:

                     A. LEASES: Not execute any leases or agreements of any kind on any portion of the Subject Property;

                     B. ACCESS: Provide Buyer, and Buyer's representatives and agents, access to the Subject Property at all reasonable times;

                     C. SETTLEMENT: Not enter into any settlement of any condemnation proceedings or eminent domain proceedings affecting the Subject Property without the prior written consent of Buyer.

           11.       REPRESENTATIONS OF BUYER.

                     A. AUTHORITY: Buyer has the authority to acquire the Subject Property.

                     B. NO VIOLATION: Buyer has full legal power and right to enter into this Contract and to purchase the Subject Property from Seller without the need for consent or joinder of any other person or entity. This Contract constitutes a legal, valid and binding obligation of the Buyer, and is enforceable in accordance with its terms. The execution and delivery of this Contract and the consummation of the transactions contemplated by Buyer does not violate any agreement or instrument to which the Buyer is a party, and does not violate any provision of law or any applicable judgment, order or decree of any court or governmental agency having jurisdiction over Buyer.

           12.       COVENANTS OF BUYER.

           The parties agree that any reference to Buyer in subparagraphs A and B below shall include Buyer's agents, employees, contractors, and subcontractors.

                     A. LIENS: Prior to closing, Buyer shall not allow any lien to be placed on the Subject Property, which may have resulted from or related to Buyer's activities on the Subject Property. If such a lien is recorded, and Buyer is notified in writing of the lien, Buyer shall within twenty (20) days discharge, satisfy, or transfer such lien to bond at Buyer's expense. Buyer agrees that the provisions of this paragraph 12 B. shall survive the termination of this Contract.

                     B. INSURANCE: Buyer shall, prior to commencing inspections, provide evidence to Seller that its agents, contractors or subcontractors maintain insurance to cover losses arising out of the activities of the Buyer, its agents, its contractors, or subcontractors on the Subject Property consistent with what it maintains in the ordinary course of its business. Certificates evidencing the minimum insurance policies shall be delivered by Buyer to Seller prior to entry on to the Subject Property by Buyer, its agents or contractors. Buyer may not hire any person or company to do perform any services on the Subject Property for Buyer unless the person or company is duly licensed and insured consistent with the requirements of this paragraph.

                     C. BUYER'S DILIGENT EFFORT: Buyer shall in good faith pursue the required approvals (in Seller's name, if necessary or appropriate, and with Seller's cooperation)

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

required under paragraph 8, all at Buyer's sole cost and expense. Upon Seller' request, Buyer will keep Seller informed of Buyer's progress before such governmental or utility authorities and provide Seller with copies of all documents sent or received regarding the Subject Property, and shall provide Seller with at least seven (7) days notice of Buyer's appearance at any public hearing regarding Buyer's plans for the Subject Property.

           13.       BROKERS.

           Buyer and Seller hereby represent and warrant to each other that they have not discussed or otherwise communicated the subject matter of this Contract for Purchase and Sale with any Broker, agent or salesman, so as to create any legal right in any person or entity to claim a real estate commission or similar fee with respect to the transaction contemplated herein other than Jeff Chamberlain of SLC Commercial Realty & Development and Chuck Pellitera of Hoyt
C. Murphy Realtors. Seller is responsible for the payment of all brokerage fees arising from this Contract, as and when (if ever) the transaction closes and funds, and out of Seller's net proceeds from the sale. Each party agrees to indemnify and hold harmless the other from and against any claims arising out of or in any way connected with any claimed brokerage relationship with the indemnifying party. In any litigation arising out of this Contract concerning any Broker's fee, the prevailing party shall be entitled to recover reasonable attorney fees and costs at trial and appellate levels. The provisions of this paragraph 13 shall survive the closing.

           14.       DEFAULT.

           Except for the privilege to cancel this Contract within the Inspection Period or upon any contingency not being met, if Buyer fails to perform within the time specified, or otherwise defaults under this Contract, (including the payments of any Deposit hereunder), the Escrow Agent shall pay over and Seller shall retain as liquidated damages the Deposits or Deposit paid by Buyer as consideration for the execution of this Contract, and in full settlement of any claims; whereupon Buyer and Seller shall be relieved of all further obligations hereunder. If, for any reason other than failure of Seller to render title which complies with the requirements of this Contract after diligent effort, Seller fails, neglects, or refuses to perform under any material provision of this Contract upon written notice to Seller of such failure and a reasonable period of time to cure same, the Buyer shall have the right to seek specific performance, or elect to receive the return of the Deposit paid by Buyer, with all interest which May have accrued thereon, without waiving any action for damages resulting from Seller's breach. Except as provided in paragraph 9H (REMEDIES FOR MISREPRESENTATION), the foregoing shall be the sole remedies of the parties.

                     If either party defaults under the terms of this Contract, the party claiming the other to be in default shall notify the defaulting party, in writing, of the default at least 5 days prior to taking any action with respect to the default during which time the defaulting party may cure the default or commence and diligently pursue cure of a default which cannot be cured within 5 days.

           15.       NOTICES.

           All notices, requests, demands, instructions, consents and other communications required or permitted to be given pursuant to this Contract shall be in writing and shall be deemed to have been duly given if and when (a) personally served, (b) sent by first

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

class certified or registered mail, postage prepaid, return receipt requested,
(c) transmitted by prepaid telegram, telex, or facsimile, or (d) sent by a nationally recognized express courier service, postage or delivery charges prepaid to the parties at the addresses set forth below, or at such other address as any of them shall hereafter specify in writing or by facsimile transmission. The addresses for notices are as follows:

           To the Buyer:             David C. Tassell, Esq.
                                     Joseph C. Kempe, P .A.
                                     941 North Highway AlA Jupiter, FL 33477
                                     Tel: (561) 747-7300 Fax: (561) 747-7722

           To the Seller:            Leslie R. Evans, Esq.
                                     214 Brazilian Avenue
                                     Suite 200
                                     Palm Beach, Florida  33480
                                     Tel: (561) 832-8288 Fax: (561) 832-5722

           16.       PRORATIONS OF REAL ESTATE TAXES.

           Prior unpaid years' taxes and associated tax liens and tax certificates shall be paid by Seller out of its net sale proceeds at Closing. Real estate taxes for the year of closing will be prorated based on the current year's tax with due allowance made for the maximum allowable discount. The taxes will be prorated through the date of Closing by credits to or debits from the cash due at Closing. If Closing occurs on a date when the current year's millage is not fixed and the current year's assessment is available, taxes will be prorated based upon such assessment and the prior year's millage. If the current year's assessment is not available, then taxes will be prorated on the prior year's tax. If the prior year's tax bill assesses land of which the Subject Property is a part of, the tax shall be estimated by dividing the acreage of the Subject Property by the total acreage shown on the tax bill. The resulting percentage shall be multiplied by the tax liability to determine the amount of real estate taxes for the Subject Property. Any tax proration based on an estimate shall, at the request of either party to the transaction, be subsequently adjusted upon the receipt of the tax bill for that year, provided, however, that no adjustments shall be made which are attributable to improvements made by the Buyer. The parties agree to execute a tax reproration agreement at the time of Closing evidencing the foregoing agreement to reprorate taxes upon the receipt of the tax bill for the year of Closing. The provisions of this paragraph 16 shall survive the Closing.

           17.       DOCUMENTS AT CLOSING AND CLOSING PROCEDURE.

                     A. SELLER'S DOCUMENTS: At Closing, Seller shall deliver the following documents to Buyer, all of which shall be acceptable, in form and substance, to Buyer's attorney.

                               (i) A special warranty deed to the Subject
Property subject only to the Permitted Exceptions found on Exhibit B (less any deleted by the Title Insurer).

                               (ii) Construction Lien Affidavit. A duly executed
and sworn construction lien affidavit acceptable to Buyer's counsel and Buyer's title insurer, if any.

                               (iii) Title Insurance Requirements. All documents
and instruments established as requirements for issuance of the title insurance policy as set forth in Buyer's title commitment, if any, and such affidavits as the title insurer shall reasonably require in order to insure the gap at Closing.

                               (iv) Non-Foreign Affidavit. Non-Foreign affidavit
in accordance with this Contract.

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

                               (v) Tax Reproration Agreement. A tax reproration
agreement in accordance with this Contract.

                               (vi) Assignment of Permits. An assignment of all
permits, if any, applicable to the Subject Property.

                     B. BUYER'S DOCUMENTS: At Closing, Buyer shall deliver the following to Seller:

                               (i) The Payment to Seller as provided in
paragraph 3.B. above.

                               (ii) Evidence of the transmittal of the Remainder
Payment as provided in paragraph 3.B. above.

                               (iii) Title Insurance Requirements. Such
affidavits as the title insurer shall reasonably require in order to insure the gap at Closing.

                               (iv) Fully executed PPA with the EPA and DOJ.

           18.       EXPENSES OF CLOSING.

           State documentary stamps to be affixed to the special warranty deed, the cost of recording any corrective instruments and the cost of recording the special warranty deed shall be paid by the Seller from the Payment to Seller as defined in paragraph 3.B. above. The fee owner's title policy premium and other title related costs such as abstract, search, examination and closing fee shall be paid by Seller from the Payment to Seller at Closing. Documentary stamps and intangible tax on the Buyer's mortgage, recording fees for the mortgage, and the mortgagee title insurance premium at the simultaneous issue rate, as well as the Property appraisal required by EPA, shall be paid by the Buyer. Seller's attorneys fees and all tax liens, tax certificates, unpaid ad valorem taxes due and payable as of Closing, and the broker fees, and any other costs or expenses due from Seller as specified herein ("Seller's Obligations") shall be paid from the Payment to Seller.

           19.       ATTORNEY FEES AND COSTS.

           Each party shall be responsible for the payment of its own attorney's fee for advice, representation, and the preparation of documents delivered or required in connection herewith. If any litigation (including appellate proceedings) arises out of this Contract, the prevailing party shall be entitled to recover reasonable attorney's fees and costs, including appellate fees and costs.

           20.       SURVEY.

           Seller agrees to provide Buyer with a print of Seller's most recent survey of the Subject Property, if any. Thereafter, the Buyer may have the Subject Property surveyed at its expense. If the survey prepared for Buyer, certified by a registered Florida surveyor, shows any encroachment on the Subject Property , the same shall be treated as a title defect. Any survey prepared for Buyer in connection with or as a consequence of this Contract shall include a description on the Subject Property prepared under the Florida Coordinate System as defined in Chapter 177, Florida Statutes.

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

           21.       NON-FOREIGN AFFIDAVIT.

           Seller shall deliver to the Buyer at closing an affidavit, which shall be sworn to by an authorized individual on behalf of the Seller, and that Seller is not a "foreign person" as defined in the Internal Revenue Code and related regulations, and which states the state within the United States under which the Seller was organized and exists. If the Seller refuses or is unable to deliver to the Buyer the appropriate non-foreign affidavit prior to closing, then the Buyer shall have the right to withhold at closing an amount in cash equal to ten percent ( 10% ) of the "Amount Realized", as such term is defined by Temporary Regulations Section 1.1445-1 T(g) (5), and the Buyer shall forward such sum to the Internal Revenue Service as withholding tax under Internal Revenue Code Section 1445. The Buyer and the Seller shall each individually have the right (but Buyer shall not be obligated) prior to closing to make application to the Internal Revenue Service (the Service") pursuant to Temporary Regulations Section 1.1445-3T for a withholding certificate ("Withholding Certificate") authorizing Buyer to withhold a lesser amount of (or no) tax, and if the Service duly issues 'such a Withholding Certificate prior to closing, then the Buyer shall have the right to withhold only the amount stipulated in the Withholding Certificate and the Buyer shall forward such amount to the Internal Revenue Service pursuant to Internal Revenue Code Section 1445. It is the intent of this paragraph to enable Buyer fully to comply with Internal Revenue Code Section 1445 and related sections and regulations, as modified and amended from time to time; in furtherance of this intent, Seller shall comply with all reasonable requirements of Buyer which are intended to effect such compliance.

           22.       CONDEMNATION.

           If, prior to the Closing Date, all or any significant portion of the Subject Property is taken by eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), the Seller shall notify the Buyer of such fact and the Buyer shall have the option to terminate this Contract upon notice to the Seller given not later than ten (10) days after receipt of the Seller' notice. For purposes hereof, a "significant portion" includes any portion of the Subject Property lying outside of any public road right-of -way, and any means of ingress thereto or egress therefrom. If this Contract is terminated, as aforesaid, the Seller shall cause the Deposit(s) to be refunded to the Buyer, with all interest earned thereon. Upon such refund neither party shall have any further rights or obligations hereunder. If the Buyer does not exercise this option to terminate this Contract, or if an insignificant portion (i.e., not a significant portion) of the Subject Property is taken by eminent domain, there shall be a fair and equitable adjustment of the Purchase Price or, at the option of the Buyer, in lieu of such adjustment, the Seller shall assign and turn over, and the Buyer shall be entitled to receive and keep, all awards for the taking by eminent domain.

           23.       ESCROW AGENT.

           The escrow account for the deposits has been established with the Escrow Agent. All deposits made pursuant to this Contract shall be deposited with the Escrow Agent. The Escrow Agent by its joinder herein agrees to comply with all the terms of this Contract which relate to the Deposits and the Escrow Agent's other duties.

           24.       MISCELLANEOUS PROVISIONS.

                     A. ASSIGNABILITY: Buyer may assign this Contract, only upon EPA's written approval of same, but in any event Buyer shall remain fully liable under the Contract for its full performance notwithstanding any assignments of its rights hereunder. At the time of such assignment, the individual Buyers shall release and assign to the corporation all of their interest in and to the deposits paid by them under this Contract, which shall thereafter by held in escrow for the Seller and the newly formed corporation.

                     B. CHOICE OF LAW: This Contract shall be governed by, enforced by, and construed under the laws of Florida. Venue for all actions under this Contract shall be in Martin County, Florida.

                     C. CONSTRUCTION OF CONTRACT: Buyer and Seller acknowledge that they have read, understand and have had the opportunity to be advised by legal counsel as to each and every one of the terms, conditions, and restrictions and the effect of all the provisions of this Contract and Buyer agrees to the enforcement of any and all these provisions and executes this Contract with full knowledge of these. Should any provisions of this Contract require judicial interpretation, it is agreed that the court interpreting or construing the provisions shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason or by the rule of construction that a document is to be more strictly construed against the party who itself or through its agent prepared the document. Typewritten or handwritten provisions inserted in this Contract which are initialed by the parties shall control over all printed provisions of this Contract in conflict therewith.

                     D. COUNTERPARTS: This Contract may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same Contract.

                     E. ENTIRE AGREEMENT: This Contract embodies the entire agreement between the parties and cannot be waived or amended except by written instrument executed by Buyer and Seller. Buyer has not been induced by, or relied upon, any information, representation, warranties, or statements, whether oral or written, express or implied, made by Seller or any other person representing or purporting to represent Seller which are not expressly set forth or provided for in this Contract.

                     F. FURTHER DOCUMENTS: The parties agree to execute all documentation reasonably requested to give full force and effect to this Contract.

                     G. HEADINGS: The headings and titles of the Contract provisions are for the convenience of the parties only, and are not determinative of the contents of any paragraph. All paragraphs are to be interpreted by reviewing the entire contents of the paragraph.

                     H. NO WAIVER: No waiver of any provision of this Contract shall be effective against either party unless it is in writing and signed by the party waiving such provision. A written waiver shall only be effective as to the specific instance for which it is obtained and shall not be deemed a continuing or future waiver.

                     I. PERSONS BOUND AND NOTICE: This Contract shall bind and inure to the benefit of the parties hereto, their successors and assigns. Whenever the context permits, singular shall include plural and one gender shall include all. Notice given by or to the attorney for either party shall be as effective as if given by or to the party.

                     J PROCEEDS OF SALE: The parties agree that there shall be no undue delay in delivery of the proceeds of sale to the Seller on the date of Closing. Seller shall be promptly funded with the balance to close upon delivery to Buyer of the Special Warranty Deed.

                     K. SPECIAL ASSESSMENT LIENS: Certified, confirmed and ratified special assessment liens as of date of closing are to be assumed by Buyer. Pending liens as of date of closing shall be assumed by Buyer. If the improvement has been substantially completed as of Effective Date, such pending lien shall be considered certified, confirmed or ratified and Seller shall, at Closing, be charged an amount equal to the last estimate of assessment for the improvement by the public body.

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

                     L. TIME: Time is of the essence of this Contract. Any reference to time periods shall in their computation include every calendar day. If (i) the expiration date of the inspection period or any extension period, or
(ii) the due date for payment of the Deposit, or (iii) the fixed date for the Closing falls on a Saturday, Sunday or legal holiday, such date, as the case May be, shall be deemed to be the next following business day.

           AS EVIDENCE OF THEIR CONTRACT to comply with the terms of this Contract, the Buyer and Seller have signed below.

SELLER:  Solitron Devices, Inc.         BUYER: Port Salerno Industrial Park, LLC


By: ___________________________               ______________________________
    Shevach Saraf, President                  Larry Viens, Managing Member

    Dated: June ____, 2002                    Dated: June ____, 2002


                                 ESCROW RECEIPT

           The undersigned Escrow Agent hereby acknowledges receipt of a deposit in the amount of Twenty Thousand Dollars ($ 20,000.00). If the deposits are made by check, they are subject to clearance. The Escrow Agent agrees to act in accordance with the terms and provisions of this Contract applicable to Escrow Agent.

                                           Leslie R. Evans   & Associates, P.A.


                                           By: _____________________________
                                           Dated: June____, 2002






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